UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2011

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 15, 2011, Venoco, Inc. entered into a fourth amended and restated credit agreement governing its revolving credit facility (the “amendment”). The principal effects of the amendment are to extend the maturity date of the facility from January 15, 2013 to March 31, 2016, to increase the maximum loan amount from $300 million to $500 million (with an increase in the currently applicable borrowing base from $125 million to $200 million), to make changes to the interest rates applicable to borrowings under the amendment and to provide some additional operating flexibility.

The foregoing is a summary of the material terms of the amendment. This summary does not purport to be a complete description of the credit agreement and is qualified in its entirety by reference to the text of the credit agreement as amended, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)

Exhibit No.	Description

10.1

Fourth Amended and Restated Credit Agreement, dated as of April 15, 2011, by and among Venoco, Inc., the Guarantors identified therein, the Lenders party thereto, Bank of Montreal, as Administrative Agent, BMO Capital Markets, as Lead Arranger, The Bank of Nova Scotia and The Royal Bank of Scotland PLC, as Co-Syndication Agents and Key Bank National Association and Union Bank, N.A., as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 18, 2011

VENOCO, INC.

By:	/s/ Timothy Marquez
Name: Timothy Marquez
Title: Chief Executive Officer